MFN FINANCIAL CORPORATION
EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE


Basic earnings per share is computed by dividing net income by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted earnings per share is computed based upon the weighted average number of shares of common stock outstanding and the dilutive common share equivalents outstanding during the period. Common stock equivalents include options granted under the Company's stock option plan, options granted pursuant to an employment agreement with the Company's Chief Executive Officer and warrants outstanding convertible into shares of common stock of the Company using the treasury stock method.

                                                         Reorganized Company
                                          --------------------------------------------------
                                             Three        Three        Nine         Three
                                            Months       Months       Months       Months
                                             Ended        Ended        Ended        Ended
(Dollars in thousands,                     Sept. 30,    Sept. 30,    Sept. 30,     June 30,
 except per share data)                       2000         1999         2000         1999
-----------------------                   -----------  -----------  -----------  -----------
BASIC
 Net Income                               $     4,318  $    13,128  $    17,077  $    16,627
 Average common shares outstanding         10,000,003   10,000,000   10,000,002   10,000,000
 Earnings before extraordinary credit     $      0.38  $      1.16  $      1.66  $      1.51
 Extraordinary gain from early
     retirement of debt                          0.05         0.15         0.05         0.15
                                          -----------  -----------  -----------  -----------
 Earnings per common share                $      0.43  $      1.31  $      1.71  $      1.66
                                          ===========  ===========  ===========  ===========

DILUTED
 Net Income                               $     4,318  $    13,128  $    17,077  $    16,627
 Average common shares outstanding and
     share equivalents outstanding         10,002,908   10,054,269   10,003,192   10,087,248
 Earnings before extraordinary credit     $      0.38  $      1.16  $      1.66  $      1.50
 Extraordinary gain from early
     retirement of debt                          0.05         0.15         0.05         0.15
                                          -----------  -----------  -----------  -----------
 Earnings per common share                $      0.43  $      1.31  $      1.71  $      1.65
                                          ===========  ===========  ===========  ===========

Due to the Company's emergence from the Voluntary Case and the implementation of Fresh Start Reporting, the presentation of earnings per share for the Predecessor Company is not meaningful.